CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Spice Entertainment Companies, Inc. and Subsidiaries, (formerly Graff Pay-Per-View Inc.) on Form S-3 (File Nos. 33-80824, 33-82806, and 33-93534) of our
report, based in part on the report of other auditors dated March 8, 1996 and April 3, 1996, respectively, on our audits of the consolidated financial statements and financial statements Schedule II of Spice Entertainment Companies, Inc. as of December 31, 1995, and for the two years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.


New York, New York
April 15, 1997